Exhibit 5.1

EPSIUM ENTERPRISE LIMITED	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/CLE/501841.00002

11 February 2025

Dear Sirs

EPSIUM ENTERPRISE LIMITED (the Company)

We have acted as British Virgin Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act). The Registration Statement relates to the offering (the Offering) of 1,250,000 ordinary shares of a par value of US$0.00002 each of the Company (the Ordinary Shares), plus an option to issue up to an additional 15% of the total number of Ordinary Shares (the Over-allotment Shares) to be offered by the Company in the Offering issuable upon exercise of an over-allotment option granted to the underwriters (Underwriters) by the Company.

The Ordinary Shares issued under the Registration Statement (including the Over-allotment Shares) are referred to herein collectively as the Offering Shares.

In addition, there will be a resale by certain selling shareholders of the Company as stated in the Registration Statement (collectively, the Resale Shareholders) of up to 1,159,534 Ordinary Shares which are presently issued and outstanding (the Resale Shares).

We are furnishing this opinion as Exhibits 5.1, 8.2 and 23.2 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined copies, or drafts of the following documents (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 22 February 2024 (the Company Registry Records), including:

(i)	a copy of the certificate of incorporation of the Company dated 24 March 2020;

Ogier
Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws	Partners
	Nicholas Plowman	Cecilia Li**
Floor 11 Central Tower	Nathan Powell	Rachel Huang**
28 Queen's Road Central	Anthony Oakes	Yuki Yan**
Central	Oliver Payne	Florence Chan*‡
Hong Kong	Kate Hodson	Richard Bennett**‡
	David Nelson	James Bergstrom‡
T +852 3656 6000	Justin Davis	Marcus Leese‡	* admitted in New Zealand
F +852 3656 6001	Joanne Collett		** admitted in England and Wales
ogier.com	Dennis Li		‡ not ordinarily resident in Hong Kong

(ii)	a copy of the certificate of change of name of the Company dated 23 April 2021;

(iii)	a copy of the memorandum and articles of association of the Company adopted by the sole director's resolutions dated 26 August 2021 and registered by the Registrar on 26 August 2021; and

(iv)	a copy of the amended and restated memorandum and articles of association of the Company adopted by the resolutions of shareholders of the Company dated 19 February 2024 and registered by the Registrar on 21 February 2024;

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 23 February 2024 (the Court Records);

(c)	the Company Registry Records and the Court Records each as updated by update searches on 17 September 2024 and 10 February 2025 (the Company Registry Records and the Court Records together, and as updated, the Public Records);

(d)	the amended and restated memorandum and articles of association of the Company as adopted by the resolutions of the shareholders of the Company passed on 19 February 2024 and filed on 20 February 2024 (the Memorandum and Articles);

(e)	a certificate of incumbency dated 16 January 2025 (the Certificate of Incumbency) issued by the registered agent of the Company in respect of the Company;

(f)	a certificate of good standing dated 15 January 2025 (the Certificate of Good Standing) issued by the Registrar in respect of the Company;

(g)	the register of directors of the Company as provided to us on 29 June 2023 (the Register of Directors);

(h)	the register of members of the Company dated 8 February 2024 (the Register of Members, and together with the Register of Directors, the Registers);

(i)	the written resolutions of all the directors of the Company dated 11 July 2023 approving, inter alia, the Company's filing of the Registration Statement and the written resolutions of all the directors of the Company dated 22 February 2024, 17 September 2024, 31 January 2025 and 6 February 2025 approving, inter alia, the Offering and the Company's issuance of the Offering Shares (the Board Resolutions);

(j)	the written resolutions of the shareholders of the Company dated 19 February 2024 approving the adoption of the Memorandum and Articles (the Shareholders Resolutions);

(k)	the Registration Statement; and

(l)	the draft form of underwriting agreement to be entered by and among the Company and such underwriters appended as an exhibit to the Registration Statement (the Underwriting Agreement).

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Good Standing, the Certificate of Incumbency and the Registers is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Board Resolutions remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering, and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(g)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(h)	upon the issuance of the Offering Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(i)	the Underwriting Agreement has been, or will be, authorised and duly executed in substantially the same form as exhibited in the Registration Statement and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws and, in respect of the Company, in the manner authorised in the Board Resolutions;

(j)	upon execution, the Underwriting Agreement will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of its governing law and all other relevant laws. If an obligation is to be performed in a jurisdiction outside the British Virgin Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction;

(k)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Offering Shares and none of the Offering Shares have been offered or issued to residents of the British Virgin Islands;

(l)	the Company is, and after the allotment (where applicable) and issuance of the Offering Shares will be, able to pay its liabilities as they fall due;

(m)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records;

(n)	there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Underwriting Agreement or the transactions contemplated by the Underwriting Agreement or restrict the powers and authority of the Company in any way from entering into and performing its obligations under a duly authorised, executed and delivered Underwriting Agreement;

(o)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; and

(p)	the Company is not a land owning company for the purposes of Section 242 of the BVI Business Companies Act, 2004 meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA), and is validly existing and in good standing under the laws of the British Virgin Islands.

Authorised Share capital

(b)	Based solely on the Memorandum and Articles, the Company is authorised to issue a maximum of 1,000,000,000 shares of US$0.00002 par value each, which may be Ordinary Shares or Preferred Shares, provided that there shall at any time be: (a) a maximum of 800,000,000 Ordinary Shares; and (b) a maximum of 200,000,000 Preferred Shares.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise the issuance of the Offering Shares under the Registration Statement.

Valid Issuance of Offering Shares and Resale Shares

(d)	The Offering Shares, when issued and sold in accordance with the Registration Statement and duly passed Board Resolutions and once consideration set forth in the Registration Statement is paid in full, will be duly authorized, validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect them). Once the register of members has been updated to reflect the issuance, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their respective name.

(e)	The Resale Shares being proposed for resale by the Resale Shareholders have been validly issued, fully paid and non-assessable.

Taxation

(f)	No taxes, stamp duties, other duties, fees or charges are payable (by assessment, withholding, deduction or otherwise) to the government of the British Virgin Islands in respect of the Offering.

(g)	There is no withholding tax, capital gains tax, capital transfer tax, estate duty, inheritance tax, succession tax or gift tax in the British Virgin Islands and any dividends, interest, rents, royalties, compensations and other amounts paid by the Company are exempt from any taxation in the British Virgin Islands imposed under the British Virgin Islands Income Tax Ordinance (Cap 206). In particular, section 242 of the BCA provides the Company with a statutory exemption from all forms of taxation in the British Virgin Islands.

(h)	The statements under the heading “British Virgin Islands Tax Considerations” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

4.3	Under the BCA, a copy of the Company's register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.4	Under the BCA, an Annual Return, in the prescribed form, must be filed by the Company with its Registered Agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.5	For the purposes of this opinion "in good standing" means only that as of the date of this opinion the Registrar of Corporate Affairs has confirmed that she is satisfied that the Company (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable; (iii) has filed with the Registrar of Corporate Affairs a copy of its registers of directors which is complete; and (iv) has filed its Annual Return in accordance with the requirements pursuant to the BCA by issuing a Certificate of Good Standing in respect of the Company under Section 235 of the BCA, which we assume remains correct and accurate as at the date of this opinion. We have made no enquiries into the Company's good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors filed at the Registry of Corporate Affairs matches the details set out on the Registered Agent's Certificate or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

4.6	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the Registered Agent of any failure by any Company to file its Annual Return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

4.7	In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, "Description of Share Capital" and “Legal Matters” of the Registration Statement.

This opinion may be used only in connection with the Offering while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier